NEWS RELEASE
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Suzie Singer, Corporate Communications	812.376.1917
Greg Ehlinger, Chief Financial Officer	812.376.1935

November 20, 2001	For immediate release

IRWIN FINANCIAL CORPORATION ANNOUNCES PLANS TO ADDRESS ANTICIPATED NEW REGULATIONS ON RESIDUAL INTERESTS

  Eliminating Use Of Gain-On-Sale Securitization Structures In Home Equity Unit
  On-Balance Sheet Financing Will Delay Revenue Recognition in 2002 But Not Materially Change Cash Flows or Ultimate Profitability
  Corporation Forecasts Earnings of $36 Million in 2002 and $54 Million in 2003

(Columbus, IN) Irwin Financial Corporation (NYSE: IFC), an interrelated group of specialized financial services companies focusing on mortgage banking, home equity lending and small business lending, today announced its plans to address anticipated bank regulatory rules associated with residual interests on sold loans. The principal change in its operating plan will be the elimination of the use of securitization structures that require gain-on-sale accounting treatment under SFAS 140. These structures create the residual interests that are the focus of the new bank capital rules.

While the change in accounting policy will delay income recognition in 2002, the Corporation expects to remain solidly profitable as it transitions off gain-on-sale accounting. The credit quality of the home equity loans underlying previous securitizations continues to perform within management's expectations even given the current economic uncertainty. Management currently estimates that consolidated net income will be approximately $36 million in 2002 and approximately $54 million in 2003.1 In addition, management anticipates that, after 2002, it can return to more normal levels of results and again achieve its long-term financial objectives.

"Although the cash flow from our securitized residual interests has consistently met or exceeded our expectations, it now appears likely that the new regulations will impose an increased capital requirement on those companies which have residual interests in excess of 25% of Tier 1 capital," said Will Miller, Chairman of Irwin Financial. "By taking this step and through other initiatives, including our previously announced plans to raise additional capital, we intend to materially reduce the level of residuals as a percentage of Tier 1 capital and remain well capitalized under all regulatory measures. We do not expect this change to affect the high level of profitability of our mortgage banking and commercial lending operations, our other two major lines of business."

1These estimates include $2.7 million of after-tax interest expense on convertible trust preferred securities, which would be added back to net income for purposes of calculating fully diluted earnings per share under generally accepted accounting principles. These estimates are based on various factors and current assumptions management believes are reasonable, including current industry forecasts of a variety of economic and competitive factors. However, projections are inherently uncertain, and actual earnings may differ significantly from these estimates in the future due to uncertainties and risks related to our business, including those that are described below.

The New Rules

The Corporation expects federal banking regulators, including the Federal Reserve which is its principal regulator, soon to adopt revised regulatory capital standards regarding the treatment of certain recourse obligations, direct credit substitutes, residual interests in assets securitizations, and other securitized transactions. In general, the new rules require a banking institution that has certain residual assets, including assets commonly referred to as "interest-only strips," in an amount that exceeds 25% of its Tier 1 capital, to deduct the after-tax excess amount of credit-enhancing interest-only strips from Tier 1 capital for purposes of computing risk-based capital ratios. This creates regulatory capital incentives for banking institutions to reduce the creation of new residual assets when total residual assets exceed 25% of Tier 1 capital.  Based on advanced regulatory notice published by the FDIC, the Corporation expects these revised capital rules to be adopted before the end of 2001, with full implementation on December 31, 2002.

Response

The Corporation believes these new rules will apply to the type of securitization transactions historically done by its home equity line of business. The residual assets now owned exceed the 25% concentration limit established in the new rules. On a pro forma basis, adjusted to give effect to the sale of $75 million of common shares in its previously announced capital offering, and conservatively assuming all of the Corporation's residual assets are subject to the new capital treatment, residual assets as of September 30, 2001 comprised 51% of consolidated Tier 1 capital. By the end of 2002, we expect our residual interests to have declined to approximately 35% of Tier 1 capital, falling to approximately 20% by the end of 2003.

Beginning in 2002, the company will cease using securitization structures that require gain-on-sale accounting but will utilize on-balance sheet securitization structures. We believe these structures will allow continued access to capital markets for cost-effective, matched secured funding of loan assets, while not meaningfully affecting or changing cash flows, nor changing the economic viability or the longer term accounting profitability of the home equity lending operation. As previously announced, during the fourth quarter of 2001, the company intends to deliver collateral and create a residual related to its securitization initiated in the third quarter of 2001 in order to fulfill delivery commitments made under that transaction.

Anticipated Impact on Earnings

Changing securitization practices will materially affect the financial results of the home equity line of business in 2002. The key financial impacts include:

• An expectation that by using on-balance sheet financing to fund home equity loan originations, the Corporation will be required to change the timing of revenue recognition on these assets under generally accepted accounting principles. For assets funded on-balance sheet, interest income will be recorded over the life of the loan, while assets funded through transactions accounted for as sales under SFAS 140 or its predecessor SFAS 125, have been recorded as trading gains at the time of sale based on the discounted present value of the anticipated revenue stream over the expected life of the loans. This difference in accounting treatment does not, however, affect cash flows related to the loans. Management expects that the ultimate total receipt of revenues and profitability derived from its home equity loans will be substantially unchanged by these different financing structures and therefore believes that the economic results of the business will be unharmed by these accounting changes.

• Due to the anticipated delay in revenue recognition under the new financing structures the Corporation intends to pursue, the home equity line of business will reduce the rate of growth in production and related expenses to align anticipated revenue recognition and expenses more closely under this new model. This process is now under way. While management anticipates continued profitability on a consolidated basis, the Corporation currently expects its home equity line of business to incur a small accounting loss in 2002 as it makes this transition.

• After the initial transition period, as the portfolio of on-balance sheet home equity loans continues to grow, the home equity business should record increased levels of net interest income sufficient to cover ongoing expenses. The Corporation would then expect the home equity line of business to be in a position to resume accounting profitability by 2003.

Taking these factors into account, the Corporation expects consolidated net income will decline in 2002, but then increase significantly in 2003.

About Irwin Financial

Irwin Financial Corporation (www.irwinfinancial.com) is an interrelated group of specialized financial services companies. The Corporation, through its five major subsidiaries -- Irwin Mortgage Corporation, Irwin Home Equity Corporation, Irwin Union Bank, Irwin Capital Holdings, and Irwin Ventures -- provides a broad range of consumer and commercial financial services in selected markets in the United States and Canada.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements that are based on management's expectations, estimates, forecasts, projections and assumptions. These statements include but are not limited to earnings estimates; projections of financial performance, profitability and regulatory capital levels; projections of operating plans and business strategies; and future activities. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance . Words such as "forecasts," "expects," "expectations," "anticipates," "plans," "intends," "believes," "is likely," "will" and similar expressions are intended to identify forward-looking statements. The Corporation undertakes no obligation to update publicly any of these statements in light of future events.

Actual future results may differ materially from what is projected due to a variety of factors including: potential changes in interest rates, which may affect consumer demand for our products and the valuation of our servicing portfolio; refinancing opportunities, which may affect the prepayment assumptions used in the Corporation's valuation estimates; unanticipated deterioration in the credit quality of our assets; competition from other financial service providers for experienced managers as well as for customers; the timing of adoption of the new regulatory capital rules or changes in the proposed regulatory treatment of residual interests; difficulties in selling residual assets as contemplated; unanticipated difficulties in raising additional capital, obtaining additional financing or expanding the Corporation's businesses; changes in the value of technology-related companies; legislative or regulatory changes; changes in applicable accounting policies or principles; or governmental changes in monetary or fiscal policies. Further, uncertainty in the national economy following the events of September 11 may negatively impact the financial services industry or cause changes in or exaggerate the effects of the factors described above.